Exhibit 99.2

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

On October 29, 2006, Syntax-Brillian and Vivitar entered into an agreement under which Syntax-Brillian acquired all of the outstanding common stock of Vivitar Corporation. This transaction was completed on November 21, 2006 and was accounted for as a purchase under accounting principles generally accepted in the United States. For a summary of the accounting for the merger, see the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

As noted above, the acquisition will be accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments are based on certain assumptions and estimates regarding the fair value of assets acquired and liabilities assumed and the amount of goodwill that will arise from the acquisition, and the period over which such purchase accounting adjustments will be amortized. The amount of goodwill to be recorded as of the acquisition date represents the best estimate of the fair value of Vivitar on the date the acquisition was announced, adjusted for the fair value of assets acquired and liabilities assumed based on information available as of the date hereof, as well as all merger and related costs. The actual goodwill arising from the acquisition will be based on the difference between the cost and the fair value of the assets and liabilities on the date the merger is consummated and adjusted for all charges pertaining to the merger. No assurance can be given that actual goodwill will not be more or less than the estimated amount reflected in the pro forma financial statements.

The unaudited pro forma condensed combined financial information is based on a number of other assumptions and estimates, and is subject to a number of uncertainties, relating to the acquisition and related matters, including among other things, estimates, assumptions and uncertainties regarding (i) the amount of accruals for direct acquisition costs and the amount of expenses and other costs relating to the acquisition, (ii) as noted above, the actual amount of goodwill which will result from the acquisition and (iii) the fair values of certain assets and liabilities, which are sensitive to assumptions and market conditions. Accordingly, the unaudited pro forma condensed combined financial information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the acquisition in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future.

The following unaudited pro forma condensed financial statements with respect to Syntax-Brillian and Vivitar include historical financial data based on their historical financial statements. The historical financial statements used for Syntax-Brillian were its audited year-end June 30, 2006 and its unaudited three months ended September 30, 2006 financial statements. The historical financial statements used for Vivitar were comprised of the summation of the applicable quarterly unaudited financial statements for the fiscal year-ended June 30, 2006 and the three months ended September 30, 2006. Set forth below are the following unaudited pro forma financial statements:

•	The unaudited pro forma condensed combined balance sheet as of September 30, 2006 assuming the acquisition of Vivitar by Syntax-Brillian occurred as of the balance sheet date presented;

•	The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2006, assuming the acquisition of Vivitar by Syntax-Brillian occurred as of the beginning of the period presented; and

•	The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2006 assuming the acquisition of Vivitar by Syntax-Brillian occurred as of the beginning of the period presented.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe to be reasonable and do not purport to represent our financial condition nor results of our operations had the acquisition occurred on or as of the dates noted above or to project results for any future date or period. In the opinion of management, all adjustments have been made that are needed to present fairly the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited financial statements and unaudited condensed financial statements and related attached notes included elsewhere in this 8-K with respect to Vivitar and in the periodic filings with the Securities and Exchange Commission with respect to Syntax-Brillian and the information set forth therein including Syntax-Brillian’s Management’s Discussion and Analysis fo Financial Condition and Results of Operations.

Unaudited Pro Forma Condensed Combined Balance Sheet

	Syntax-Brillian	Vivitar	Adjustments		Pro-forma

Assets
Current Assets
Cash and cash equivalents	$8,266	$3,629	$—		$11,895
Accounts receivable and due from factor, net	76,862	27,111	—		103,973
Inventories	40,704	15,754	—		56,458
Deferred income taxes	2,666	—	—		2,666
Prepaid expenses and other current assets	16,329	—	—		16,329

Total current assets	144,827	46,494	—		191,321
Property and equipment, net	16,173	155	—		16,328
Other assets
Intangible assets, net	25,974	—	12,731	(b)	38,705
Other assets, net	1,229	4,060	—		5,289
Investments	1,020	—	—		1,020
Goodwill	6,990	4,505	10,899	(c)	22,394

Total assets	$196,213	$55,214	$23,630		$275,057

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$59,978	$38,105	$—		$98,083
Accrued rebates payable	1,186	—	—		1,186
Deferred revenue	8,992	—	—		8,992
Other accrued liabilities	6,961	11,746	—		18,707
Income taxes payable	96	—	—		96
Notes payable	650	—	—		650
Current portion of redeemable convertible preferred stock	6,165	—	—		6,165
Bank line of credit	32,800	4,352	—		37,152

Total current liabilities	116,828	54,203	—		171,031
Long-term debt and redeemable convertible preferred stock, net of current portion	6,029	—	—		6,029
Deferred income taxes	2,628	—	—		2,628

Stockholders’ equity
Common stock	50	—	5	(d)	55
Additional paid-in capital	86,606	39,010	(14,374	)(e)	111,242
Accumulated deficit	(15,928)	(32,905)	32,905	(f)	(15,928)
Accumulated other comprehensive loss	—	(5,094)	5,094	(g)	—

Total stockholders’ equity	70,728	1,011	23,630		95,369

Total liabilities and stockholders’ equity	$196,213	$55,214	$23,630		$275,057

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

On October 29, 2006, Syntax-Brillian and Vivitar entered into the acquisition agreement for a transaction. This transaction was completed on November 21, 2006 and was accounted for as a purchase under accounting principles generally accepted in the United States. Pursuant to this acquisition agreement, a wholly-owned subsidiary of Syntax-Brillian (MergerSub) was merged with and into Vivitar and Syntax-Brillian issued approximately 4.6 million shares of its common stock for all of Vivitar’s outstanding shares of common stock.

The unaudited pro forma condensed combined financial statements reflect the acquisition of Vivitar by Syntax-Brillian. Under the purchase method of accounting, the 4.6 million shares of Syntax-Brillian common stock issued to acquire Vivitar were valued using the average closing price for its common stock of $3.01 per share for the fifteen trading days prior to the acquisition transaction announcement date of October 30, 2006. The preliminary estimated consideration is as follows (in thousands):

Syntax-Brillian shares (approximately 4.6 million shares at $5.70)	$26,000
Difference in net assets of Vivitar at 9/30/06 compared to closing date	(1,519)
Estimated transaction costs	160

Total purchase price	$24,641

The consideration was allocated on a preliminary basis as follows:

(a)	Vivitar historical carrying value of net assets	$1,011
(b)	Adjust intangible assets to estimated fair value	12,731
(c)	Estimated goodwill	10,899

		$24,641

Additional notes regarding stockholders’ equity adjustments:

(d)	Establishing par value of $0.001 on 4,565,141 shares issued upon completion of acquisition.

(e)	Establishing fair value of Syntax-Brillian common stock issued in acquisition after consideration of par value, and elimination of Vivitar’s accumulated deficit and accumulated other comprehensive loss.

(f)	Elimination of Vivitar’s accumulated deficit.

(g)	Elimination of Vivitar’s accumulated other comprehensive loss.

The final determination of the purchase price allocation was based on the fair value of assets acquired and liabilities assumed at November 21, 2006, the date of closing of the acquisition. Because the actual purchase allocation was done on balance sheet as of November 21, 2006, and not on the balance sheet as of September 30, 2006, the final amounts allocated to assets and liabilities could differ significantly from the amounts presented in the unaudited pro forma condensed combined balance sheet and related notes. Amounts allocated to long-lived assets will be subject to a recoverability test under the applicable accounting rules.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six-Month Period Ended December 31, 2006

	Syntax-Brillian (A)	Vivitar (B)	Adjustments	Pro-Forma

Net Sales	$329,496	$54,121	$—	$383,617
Cost of sales	275,953	48,811	—	324,764

Gross profit	53,543	5,310	—	58,853
Selling, distribution and marketing	8,984	504	—	9,488
General and administrative	12,056	5,040	332 (a)	17,428
Research and development	3,351	—	—	3,351

Total operating expenses	24,391	5,544	332	30,267

Operating income	29,152	(234)	(332)	28,586
Other income (expense):
Interest, net	(10,686)	—	—	(10,686)
Other, net	159	714	—	873

Net income (loss) before income taxes	18,625	480	(332)	18,773
Income tax expense (benefit)	2,700	—	—	2,700

Net income (loss)	$15,925	$480	$(332)	$16,073

Net income per common share:
Basic	$0.31			$0.29	(b)

Diluted	$0.29			$0.28	(b)

Weighted average number of common shares:
Basic	51,532			55,080	(b)

Diluted	56,306			59,854	(b)

(A)	Includes the results of Vivitar from November 21, 2006 (date of acquisition) through December 31, 2006.

(B)	Represents the results of Vivitar for the period July 1, 2006 through November 20, 2006.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

Reference should be made to the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for a summary description of the accounting for the acquisition.

(a)	To record $332,000 and $849,000 of additional amortization expense in the six months ended December 31, 2006 and the year ended June 30, 2006, respectively, resulting from the adjustment of Vivitar’s intangible assets to fair value as discussed in Note (b) of the Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet. We have assumed a 15 year amortizable life for the intangible assets.

(b)	The weighted average number of common shares used in the basic and diluted calculation of pro forma net income (loss) per share includes the addition of 4,565,141 shares issued upon completion of the acquisition. For the six months ended December 31, 2006, these shares were included in the calculation of actual weighted average number of common shares for the period from November 21, 2006 (date of acquisition) through December 31, 2006. Therefore, only 3,547,908 shares have been added to the actual weighted average number of common shares to arrive at the pro forma weighted average number of common shares.